1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co.
Announces Discovery Well at Flatrock with
Wireline Log Confirmation

NEW ORLEANS, LA, July 12, 2007 – McMoRan Exploration Co. (NYSE: MMR) announced today that the Flatrock exploratory prospect located in OCS Block 310 at South Marsh Island Block 212 in approximately 10 feet of water has been drilled to a measured depth of 16,500 feet and has been logged with wireline logs.  The wireline logs indicated that the well encountered a total of 189 net feet of hydrocarbon bearing sands in five zones over a combined 364 foot gross interval.  The pay zones were located in the Rob-L section, with the most significant zone having 120 net feet of hydrocarbon bearing sands over a 238 foot gross interval.

After setting a completion liner, the Flatrock well will be drilled to 19,000 feet to evaluate the Operc section.  Production from the well is expected to commence quickly using existing infrastructure in the area.  McMoRan intends to develop the opportunities in this area aggressively and is currently permitting three offset locations to provide further options for the development of the multiple reservoirs found in the Rob-L section and to evaluate the Operc section further.

McMoRan’s Co-Chairmen, James R. Moffett and Richard C. Adkerson, said:  “We are extremely encouraged by these drilling results which indicate a potential major discovery.  This is a large structure with significant additional development and exploration opportunities.  It is a clear example of our deeper pool concept.  Flatrock represents the deeper expression of the structural features of the Tiger Shoal field, which produced over 3 trillion cubic feet of natural gas equivalents from multiple wells above 12,500 feet.”

McMoRan controls a significant amount of acreage in the Tiger Shoal/Mound Point area (OCS Block 310/Louisiana State Lease 340).  The addition of the Flatrock discovery follows prior discoveries McMoRan has made in this important area, including Hurricane, Hurricane Deep, JB Mountain, and Mound Point.  McMoRan has multiple additional exploration opportunities with significant potential on this large acreage position.

McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest and is the operator of the Flatrock well.  Plains Exploration & Production Company (NYSE: PXP) has a 30 percent working interest.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements about McMoRan’s exploration and development activities.  When used in this document, the words “anticipates” “may”, “can”, “believes”,

“expects”, “projects”, “intends”, “likely”, “will”, “to be” and any similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements.  In making any of those statements, McMoRan believes that its expectations are based on reasonable assumptions.  However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated.  These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of McMoRan, including variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and the ability to obtain commercial arrangements  for the potential Main Pass Energy HubTM project.  Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K, and subsequent Quarterly Reports on Form 10-Q on file with the Securities and Exchange Commission.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.

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